EXHIBIT 99.1

FINISH LINE COMPARABLE STORE SALES INCREASE 14% FOR 1st QUARTER

** Total sales increase 24% and comp sales increase 14% on top of 14% gain for Q1 LY

** Strength continues in footwear (16% comps)

** Increasing earnings guidance for Q1 and Fiscal 2005

INDIANAPOLIS- June 3, 2004-The Finish Line, Inc. (NASDAQ:FINL) reported net sales of $257,966,000 for the thirteen weeks ended May 29, 2004 (“1st quarter” or “Q1”), an increase of 24% (twenty-four percent) over net sales of $207,805,000 for Q1 last year (“Q1 LY”) which ended May 31, 2003. Comparable store net sales for Q1 increased 14% (fourteen percent) on top of a 14% (fourteen percent) increase reported for the comparable thirteen-week period last year. Effective with the beginning of Fiscal 2005 the Company has included the internet business from www.Finishline.com in the comparable sales calculation. This change had the effect of increasing Q1 comparable sales by 1% (one percent).

Mr. Alan H. Cohen, Finish Line’s Chairman and Chief Executive Officer stated: “We are extremely pleased with our sales performance in Q1 and our continued momentum from last year. The breadth of our product assortment remains a key driver of sales gains and has allowed us to continue to gain market share in all footwear segments including men’s, women’s and kids’.”

During Q1, footwear comparable store sales increased 16% (sixteen percent), and apparel/accessories comparable store sales increased 5% (five percent). For Q1 the gross profit percentage will improve over Q1 LY as a result of continuing strong sell-through of higher-priced performance and premium footwear, led by Nike (NYSE: NKE). The success of performance product has also contributed to a 5% increase in the footwear average selling price for the quarter. Inventory levels are expected to be up 10-12 percent per square foot at the end of Q1 and are in line with the Company’s plan. The percentage of aged inventory has improved versus the same period a year ago.

Due to sales exceeding plan, the Company now anticipates that diluted income per share for the 1st quarter will range from $.41 - $.43 cents as compared to previous guidance of diluted income per share of $.37 to $.39 cents. The first quarter was negatively effected by $.02 - $.03 cents for costs incurred related to the unsuccessful acquisition of Footaction stores. For Q1 LY, the Company reported diluted income per share of $.28 cents. For Q2, which will end August 28, 2004, comparable sales guidance is being increased to 5% (from 3%) with total sales of $310,000,000 (up from $304,000,000). Full fiscal year comp sales guidance is 6% (up from 4%) with full year sales of $1,150,000,000 (up from $1,119,000,000). For the current fiscal year, net income is now expected within a range of $2.39 - $2.43 per share up from previous guidance of $2.29 to $2.33 per share. We expect to report earnings for Q1 on Thursday, June 24th, after the market closes followed by a live conference call Friday morning, June 25th at 8:30 am ET.

During Q1, the Company opened 21 new stores, remodeled 8 stores and closed two stores. For the current fiscal year, the Company expects to open 70 new stores, an increase over the previous new store guidance of 60 stores, remodel 25 existing stores and close 5-7 stores. As of May 29, 2004, the Company operated 550 stores compared to 490 at May 31, 2003, an increase of twelve percent. In addition, store square footage increased nine percent to 3,164,000 square feet compared to 2,890,000 square feet at the end of Q1 last year.

The Company has made available a recorded message covering Q1 sales by dialing 1-706-645-9291 (Conference ID# 7381980). This replay will be available for 48 hours beginning approximately 8:30am ET Thursday, June 3rd.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 550 stores in 46 states and online. To learn more about Finish Line, go to www.finishline.com.

/klh

Investor Relations:

CONTACT:	Kevin S. Wampler, 317-899-1022, Extension 6914
Executive Vice President – CFO
THE FINISH LINE, INC., INDIANAPOLIS

Media Requests:

CONTACT:	Elise Hasbrook, 317-899-1022, Extension 6827
Corporate Communications Manager